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DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

               THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES. THE OFFER IS
               MADE ONLY BY PROSPECTUS.

                       DUSA CLOSES PRIVATE PLACEMENT WITH
                               INVESCO FUNDS GROUP

WILMINGTON, MA. MARCH 23, 2000- DUSA PHARMACEUTICALS, INC., (NASDAQ NMS: DUSA), today reported that it has now closed the previously announced private placement transaction with funds managed by INVESCO Funds Group, Inc. of Denver. DUSA issued 1,500,000 new shares of its common stock at a purchase price of $28.50 per share. INVESCO now holds approximately 14.8% of DUSA's common stock.

The closing of the transaction was conditional upon the declaration of effectiveness of a Form S-3 registration statement, which occurred on March 22, 2000, allowing the resale by certain selling shareholders from time to time. In addition to the resale of the 1,500,000 shares issued to the INVESCO purchasers, up to 157,823 shares of DUSA's common stock which underlie several consultants options may be sold upon the exercise of such options. DUSA will not receive any proceeds from the resale by the selling shareholders. However, if the options are exercised by their respective holders, DUSA will receive the proceeds from these transactions.

DUSA intends to use the proceeds from the INVESCO private placement and any proceeds which may be received from the exercise of options for working capital, primarily to advance research and development activities of its Levulan(R) PDT/PD technology platform. DUSA may also use its resources to invest in businesses, technologies, or products that are complementary to its business.

DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA is incorporated in New Jersey, with executive offices in Toronto, Ontario, R&D administration in Valhalla, New York and manufacturing technology and operations offices in Wilmington, Massachusetts.



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Except for historical information, this news release contains certain forward-
looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievement expressed or implied by the statements made. These forward-looking statements relate to the use of proceeds from the private placement and from the potential exercise of options. Such risks and uncertainties include, but are not limited to, the results of future clinical trials, the status of its patents and proprietary protection for this indication, reliance on third parties to manufacture (in compliance with FDA regulations), the availability of funds for ongoing operations and further development activities and other risks detailed from time to time in DUSA's SEC filings.


DUSA Pharmaceuticals, Inc. -
D. GEOFFREY SHULMAN, MD, PRESIDENT & CEO OR
SHARI LOVELL, DIRECTOR, SHAREHOLDER SERVICES
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com